Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Relay Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Other (2)	8,693,447 shares (3)	$9.25 (2)	$80,414,384.75	(2)	$0.00013810	$11,105.23
Equity	Common Stock, $0.001 par value per share	Other (4)	1,738,689 shares (5)	$7.87 (4)	$13,683,482.43	(4)	$0.00013810	$1,889.69
Total Offering Amounts					$94,097,867.18			$12,994.92
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$12,994.92

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares of common stock, $0.001 par value per share (“Common Stock”) which become issuable under the Registrant’s 2020 Stock Option and Incentive Plan, as amended (the “2020 Plan”) and the Registrant’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”), by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices reported for the Common Stock on the Nasdaq Global Market on February 24, 2026.
(3)
Represents shares of Common Stock that were added to the shares authorized for issuance under the 2020 Plan, effective as of January 1, 2026 pursuant to an “evergreen” provision contained in the 2020 Plan. Pursuant to such provision, an additional number of shares will automatically be added to the shares authorized for issuance under the 2020 Plan on January 1 of each year. Shares available for issuance under the 2020 Plan were previously registered on registration statements on Form S-8 filed with the Securities and Exchange Commission on July 17, 2020 (File No. 333-239912), March 25, 2021 (File No. 333-254704), February 24, 2022 (File No. 333-262974), February 23, 2023 (File No. 333-269959), February 22, 2024 (File No. 333-277278) and February 26, 2025 (File No. 333-285281).
(4)
The price of $7.87 per share, which is 85% of the average of the high and low sale prices of the Common Stock of the Registrant as quoted on the Nasdaq Global Market on February 24, 2026, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act of 1933, as amended, and has been used as these shares are without a fixed price. Pursuant to the 2020 ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the fair market value of a share of Common Stock on the first trading day of the offering period or on the exercise date, whichever is less.
(5)
Represents shares of Common Stock that were added to the shares authorized for issuance under the 2020 ESPP, effective as of January 1, 2026 pursuant to an “evergreen” provision contained in the 2020 ESPP.

Pursuant to such provision, an additional number of shares will automatically be added to the shares authorized for issuance under the 2020 ESPP on January 1 of each year. Shares available for issuance under the 2020 ESPP were previously registered on registration statements on Form S-8 filed with the Securities and Exchange Commission on July 17, 2020 (File No. 333-239912), March 25, 2021 (File No. 333-254704), February 24, 2022 (File No. 333-262974), February 23, 2023 (File No. 333-269959), February 22, 2024 (File No. 333-277278) and February 26, 2025 (File No. 333-285281).